Filed pursuant to Rule 433
Registration No. 333-132574-01
Free Writing Prospectus Dated July 13, 2006
PPL Energy Supply, LLC
$150,000,000
6.20% Senior Notes Due 2016
Final Terms and Conditions

Issuer:	PPL Energy Supply, LLC
Securities Offered:	6.20% Senior Notes due 2016
Principal Amount:	$150,000,000 (Re-opening of $300,000,000 of 6.20% Senior Notes due 2016 issued on May 18, 2006)
Rank:	Senior unsecured
Price to Investors ($):	$149,169,000 plus accrued interest from May 18, 2006
Price to Investors (%):	99.446% plus accrued interest from May 18, 2006
Trade Date:	July 13, 2006
Settlement Date:	July 18, 2006 (T + 3)
Maturity Date:	May 15, 2016
Redemption/Repayment Provisions:	The Notes may be redeemed at the Company’s option, in whole at any time or in part from time to time, at the redemption prices set forth in the Prospectus Supplement. The Notes are not entitled to the benefit of any sinking fund and will not be repayable at the option of a Holder prior to the Stated Maturity Date.
Annual Interest Rate:	6.20%
Yield to Maturity:	6.275%
Spread to Benchmark Treasury:	+108
Benchmark Treasury:	5.125% due May 15, 2016
Benchmark Treasury Yield:	5.075%
Interest Payment Dates:	Semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2006
Expected Ratings (Moody’s/S&P/Fitch):	Baa2 /BBB/BBB+
CUSIP Number:	69352J AH 0
Issuance Format:	SEC Registered
Joint Book-Running Managers:	BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Scotia Capital (USA) Inc.
Co-Managers:	LaSalle Financial Services, Inc. KeyBanc Capital Markets, a Division of McDonald Investments Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it to BNP Paribas Securities Corp. by calling toll-free at 1-800-854-5674, to Credit Suisse Securities (USA) LLC by calling toll-free at 1-800-221-1037, or to Scotia Capital (USA) Inc. by calling toll-free at 1-800-372-3930.